Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of our report dated September 15, 2021, related to the consolidated financial statements of Topgolf International, Inc. as of January 3, 2021 and December 29, 2019 and for each of the years ended January 3, 2021, December 29, 2019 and December 30, 2018 appearing in the Current Report on Form 8-K of Callaway Golf Company, dated September 15, 2021.

/s/ Ernst & Young LLP

Dallas, Texas
September 15, 2021